Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTONOMY CORPORATION PLC

CRICK ACQUISITION CORP.

AND

VERITY, INC.

November 3, 2005

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2005, by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Parent”), Crick Acquisition Corp., a Delaware corporation (“Merger Sub”), and Verity, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Underwriting Agreement with UBS Limited dated as of the date hereof (the “Underwriting Agreement”) and a Term Facility Agreement with Barclays Bank PLC dated as of the date hereof, as may be amended from time to time (the “Loan Agreement” and, together with the Underwriting Agreement, the “Financing Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date of this Agreement (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of this Agreement and otherwise to support the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing and delivering one or more Irrevocable Undertakings, dated as of the date of this Agreement (the “Irrevocable Undertakings”), pursuant to which such shareholders are, among other things, covenanting to vote in favor of the approval of the Merger upon the terms and conditions of this Agreement and otherwise to support the transactions contemplated hereby and the Financing Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”), shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market Street, San Francisco, California, at 10:00 a.m., Pacific Time, on a date to be specified by the Parties which shall be no later than two Business Days after satisfaction (or written waiver as provided herein) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions), unless another time, date or place is agreed to in writing by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as reasonably practicable following, the Closing (but in any case on the Closing Date), the Company as the surviving corporation shall file the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is agreed to by the Parties and set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) At the Effective Time, subject to Section 5.7(a), the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Verity, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, subject to Section 5.7(a), the Bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Verity, Inc.), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either of Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent, Merger Sub or any other Person:

(a) Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is owned by the Company (as treasury stock) or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $13.50 per share, in cash (the “Per Share Amount”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration to which such holder is entitled pursuant to this Section 2.1(c). Notwithstanding the foregoing, the Per Share Amount shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Amount. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Section 262 of the DGCL. All shares of Company Common Stock held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Amount in cash, without any interest thereon (subject to any applicable withholding taxes), upon the surrender or transfer, in the manner provided in Section 2.2(b), of the corresponding Certificate.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e) Options. At the Effective Time, all Options outstanding immediately prior to the Effective Time with an exercise price at or below $15.00 per share of Company Common Stock (an “Lower Priced Option”) shall be assumed by Parent in accordance with, and to the extent provided in, Section 5.8. At the Effective Time, all Options outstanding immediately prior to the Effective Time with an exercise price in excess of $15.00 per share of Company Common Stock (a “Higher Priced Option”) shall not be assumed by Parent and shall accordingly be cancelled with no cash or other consideration to be paid to the holders of such cancelled Options. Outstanding rights to purchase shares of Company Common Stock under the ESPP shall be exercised on the earlier of (i) March 31, 2006 and (ii) the day immediately prior to the Effective Time, and the plan shall terminate in accordance with Section 4.3.

2.2 Exchange of Certificates.

(a) Paying Representative. Prior to the Effective Time, Parent shall designate a bank or trust company of recognized standing that is reasonably acceptable to the Company to act as paying agent (the “Paying Representative”). By not later than three Business Days after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Representative the amount of cash payable pursuant to Section 2.1(c) as of the Effective Time in respect of the Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”). The Paying Representative shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Any portion of the Payment Fund that has not been distributed pursuant to Section 2.2(b) on or prior to the date which is one year after the Effective Time shall be turned over to Parent, and any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look to Parent for payment of the consideration payable pursuant to Section 2.1(c) with respect thereto; provided, however, that any and all interest earned at any time on the Payment Fund shall inure to the benefit of, and belong to, Parent.

(b) Exchange Procedure. Promptly following the Effective Time, the Surviving Corporation shall cause the Paying Representative to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Amount (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates, to the Paying Representative and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Representative or Parent for use in effecting the surrender of the Certificates in exchange for the consideration to which such holder is entitled pursuant to Section 2.1(c). Subject to Section 2.2(h), upon surrender of a Certificate for cancellation to the Paying Representative or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and such other customary documents as may reasonably be required by the Paying Representative, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Representative shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the

Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, with respect to each share of Company Common Stock represented by such Certificate, the Per Share Amount, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Representative for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(d) No Liability. None of Parent, Merger Sub, the Company or the Paying Representative shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Representative will pay to the holder of such lost, stolen or destroyed Certificate the consideration to which such holder is entitled with respect to such Certificate pursuant to Section 2.1(c).

(f) Withholding Rights. Parent shall deduct and withhold from the consideration otherwise payable pursuant to Section 2.1(c) of this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provisions of any other Tax Law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

(g) Contingent Option Exercises. Notwithstanding anything to the contrary in this Agreement or the Stock Plans, the Company shall be permitted to take such actions as it may deem necessary or appropriate to permit the exercise of all vested Options on a cashless basis contingent upon the Closing, including the contingent exercise of any Options that would vest on an accelerated basis upon the Closing. With respect to each current or former employee of the Company or its Subsidiaries who exercises one or more Options on such a cashless basis, the Company shall at the time of such exercise collect, either in the form of cash or through the withholding of a portion of the shares of Company Common Stock otherwise issuable upon such exercise, all federal, state and local income, employment and other payroll withholding taxes at the applicable rates and shall pay such withholding taxes to the appropriate taxing authorities promptly when due. The holders of Options exercised on the foregoing basis shall be entitled to receive, promptly following the Effective Time, cash in respect of each share of Company Common Stock issued in connection with such cashless exercise, net of any shares withheld to satisfy the applicable withholding taxes, in an amount equal to the excess, if any, of (i) the Per Share Amount, over (ii) the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time.

(h) Treatment of Unvested Shares. Notwithstanding the payment provisions of Section 2.2(b), any consideration payable with respect to shares of Company Common Stock that were acquired under the Stock Plans and were, at the Effective Time, unvested and subject to the Company’s right to repurchase any of those shares which remain unvested at the time of the individual’s termination of service, shall be held in escrow by Parent. Such consideration shall vest in accordance with the same vesting schedule applicable to the shares of Company Common Stock to which the payment relates. Within ten (10) Business Days following the end of each calendar quarter, Parent shall distribute any such consideration held in escrow that has vested during the preceding quarter, subject to the collection of all applicable withholding Taxes. Notwithstanding the right to receive such consideration under Section 2.2(b) or the foregoing provisions of this Section 2.2(h), in the event of the individual’s termination of service prior to the time such individual would have fully vested in the shares of Company Common Stock that were converted into such consideration held in escrow in accordance with the foregoing provisions of this Section 2.2(h), then no such consideration shall be paid with respect to any such shares that would have been unvested at the time of such termination (the “Unvested Shares”), and Parent shall instead pay such individual optionee the lesser of (i) the aggregate exercise price paid for those particular Unvested Shares and (ii) the consideration payable with respect to such Unvested Shares. The Company shall require any individual who exercises an Option for unvested shares, or otherwise acquires unvested shares under any of the Stock Plans, prior to Closing to execute an agreement, in form and substance satisfactory to Parent, to reflect the foregoing provisions relating to the payment due upon termination of service.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1 and is being concurrently delivered to Parent in connection herewith (the “Disclosure Schedule”; provided, however, that disclosure in any section of the Disclosure Schedule shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedule where the applicability of such disclosure to such other sections is reasonably apparent notwithstanding the omission of any cross-reference to such other section in the Disclosure Schedule; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):

(a) Organization, Standing and Corporate Power.

(i) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than (A) in any jurisdiction that does not recognize the concept of good standing, and (B) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement, and (ii) all the existing written consents and approved written minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors with respect to the Company held between June 1, 2003 and the date of this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule sets forth a list of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or a wholly-owned subsidiary of the Company, free and clear of all mortgages, pledges, assessments, adverse claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens. Except for the capital stock of, or other equity or voting interests in, those Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, and except for marketable securities and Eligible Investments, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any other Person. The Company has delivered or Made Available to Parent with respect to each Subsidiary complete and correct copies of the Certificate of Incorporation and Bylaws (or other similar organizational documents) of such Subsidiary, in each case as amended to the date of this Agreement.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,999,995 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 1,999,995 shares of Company

Preferred Stock that are authorized for issuance, 500,000 shares have been designated as Series A Preferred Stock and have been reserved for issuance under the Company’s Rights Agreement, dated as of September 18, 1996, between the Company and First National Bank of Boston, as amended on July 23, 1999 (the “Rights Agreement”). As of November 2, 2005, (A) 35,847,912 shares of Company Common Stock are issued and outstanding, (B) no shares of Company Common Stock are issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury.

(ii) As of the date of this Agreement and regarding options or any other awards which grant a right to purchase shares of Company Common Stock from the Company (“Options”):

(A) The Company has reserved 12,121,672 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1995 Stock Option Plan (the “1995 Stock Plan”), of which (1) 3,954,128 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 1,072,229 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(B) The Company has reserved 1,000,000 shares of Company Common Stock for issuance to outside directors pursuant to the 1995 Outside Directors Stock Option Plan (the “Directors Plan”), of which (1) 819,998 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 2 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(C) The Company has reserved 29,700,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1996 Nonstatutory Stock Option Plan (the “1996 Stock Plan”), of which (1) 15,210,337 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 2,946,605 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(D) The Company has reserved 2,590,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1997 Nonstatutory Stock Option Plan for Verity Canada Ltd. (the “1997 Stock Plan”), of which (1) 1,189,989 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 252,171 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(E) The Company has reserved 522,800 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the Cardiff Software, Inc. 1997 Equity Incentive Plan and the Cardiff Software, Inc. 2000 Stock Option Plan (collectively with the 1995 Stock Plan, the Directors Plan, the 1996 Stock Plan, and the 1997 Stock Plan, the “Stock Plans” and each a “Stock Plan”), of which (1) 209,346 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 39,937 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(F) The Company has reserved 6,000,000 shares of Company Common Stock for issuance to employees under the Company’s 1995 Employee Stock Purchase Plan (“ESPP”), of which 4,215,619 shares have been issued pursuant to the exercise of purchase rights and 1,784,381 shares are available for future issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on April 1, 2005 and will end on the earlier of (1) the day immediately prior to the Effective Time and (2) March 31, 2006, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 1,340,000 shares of Company Common Stock may be purchased under the current Offering Period (as defined in the ESPP) under the ESPP on the final purchase date thereunder which is to occur on the earlier of (x) the day immediately prior to the Effective Time and (y) March 31, 2006. The Company has taken all required actions to terminate the ESPP and to cause the Offering Period to terminate effective automatically on the earlier of (i) the day immediately prior to the Effective Time and (ii) March 31, 2006.

(G) The Company has delivered or Made Available to Parent true and correct copies of all Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No consent or other action of the holders of the Options, the participants in the ESPP or the Company’s stockholders or otherwise is required in connection with Parent’s assumption of the Lower Priced Options under the Stock Plans in accordance with Section 5.8, the final purchase date and termination of the ESPP in accordance with Section 4.3 and the cancellation of the Higher Priced Options in accordance with Section 5.8 without any cash or other consideration payable to the holders of those Higher Priced Options in connection with the cancellation of those options.

(H) As of the date of this Agreement, there are no issued and outstanding shares of Company Common Stock or other securities which are subject to repurchase by the Company or forfeiture in the event the holders of those shares or securities terminate their service relationship with the Company or its Subsidiaries prior to vesting in such shares or securities or in the event any other vesting provisions applicable to those shares or securities are not satisfied.

(iii) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance under the Stock Plans as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, Bylaws or any Contract to which the Company is a party or otherwise bound, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect on the Company. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities Laws, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect on the Company. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ or nominees’ shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens, other than Permitted Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(iv) The Company Common Stock and the Rights (as defined in the Rights Agreement) constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(v) Except for the Options, the Stock Plans, the ESPP, the Rights Agreement and the agreements and instruments implementing the foregoing, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, other than the Voting Agreements, there are no agreements in effect as of the date of this Agreement among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(vi) Except as described in this Section 3.1(c), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.1(c), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of, or otherwise amend or enter into, any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(vii) The Rights Agreement has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (A) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Agreement), (B) result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement, (C) enable or require the Rights to separate from the Company Common Stock to which they are attached or to be triggered or become exercisable or (D) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Agreement. No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Agreement) or similar event has occurred or will occur by reason of (x) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (y) the public announcement of such adoption, approval, execution or delivery or (z) the consummation of the transactions contemplated hereby and thereby.

(d) Authority; Noncontravention.

(i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.2(b)(ii), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Stockholders Meeting, voting as a single class, at the Company Stockholders Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger or any transaction contemplated hereby.

(iii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company who were present duly and unanimously adopted resolutions (the “Company Board Approval”) (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) determining that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 5.1(b) and (D) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 4.2.

(iv) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any material obligation of the Company or any of its Subsidiaries under, or give rise to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any material increased, additional, accelerated or guaranteed rights or entitlements under, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in Section 3.1(d)(v), any Law or Order, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on the Company.

(v) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption by the Company’s stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (C) any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. with respect to the transactions contemplated hereby, and (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states or other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, including such customary filings regarding any change of beneficial ownership or similar filings in foreign jurisdictions that would not reasonably be expected to preclude or materially impede the Company’s ability to consummate the transactions contemplated hereby.

(vi) Assuming the accuracy of the representations and warranties set forth in Section 3.2(c), the Company Board Approval constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL do not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or the State of California (“Takeover Statutes”) (other than Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock, the Merger or the consummation by the Company of any of the other transactions contemplated by this Agreement.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 1, 2002, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents, including all forms, reports and documents to be filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time, (A) were and, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (B) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed (or if amended or superseded by a subsequent filing, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading.

(ii) The financial statements of the Company for the fiscal year ended May 31, 2005 and the fiscal quarter ending August 31, 2005, in each case as filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “SEC Financial Statements”), complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly presented in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

(iii) Except as set forth in the Company Financial Statements and except as arising under this Agreement, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any SEC Financial Statements that are not disclosed, reflected or reserved against in such SEC Financial Statements, except for such liabilities and obligations (A) that have been incurred since August 31, 2005 in the Ordinary Course of Business or that are set forth in Section 3.1(y)(ii) of the Disclosure Schedule, and (B) that would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured-finance, special-purpose or limited-purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s Financial Statements, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(v) Except as disclosed in the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2005, (A) there is no material outstanding indebtedness for borrowed money of the Company and its Subsidiaries except as permitted by Section 4.1, and (B) there are no guarantees by the Company or any of its Subsidiaries of any material indebtedness of third parties for borrowed money.

(vi) The Company and, to the Knowledge of the Company, each of its officers and directors, is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder by the SEC (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, Inc.

(vii) To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud relating to the Company, any of its Subsidiaries, or their respective businesses that involves management or other employees who have a significant role in the Company’s internal controls.

(viii) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(ix) As of the date of this Agreement, the Company has no intention to restate any of the SEC Financial Statements. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the SEC Financial Statements are consistent with such books and records.

(f) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries shown on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2005 as filed with the SEC, or thereafter acquired by the Company or any of its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the Ordinary Course of Business to date, which adjustment, if material, is disclosed in Section 3.1(f) of the Disclosure Schedule. As of the date of this Agreement, no note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or setoff that if successful would reasonably be expected to have a Material Adverse Effect on the Company.

(g) Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement, between August 31, 2005 and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has been (A) no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company; (B) no declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries or the issuance of any options, warrants, calls, or rights to acquire such shares or securities; (D) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon the exercise of outstanding Options or other awards under the Stock Plans or outstanding purchase rights under the ESPP); (E) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of (1)

any increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, or (2) the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by Law); (F) any material change in financial or Tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; (G) any material election with respect to Taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund; (H) any revaluation of the Company’s or any of its Subsidiaries’ material assets; or (I) any grants of material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business.

(h) Absence of Litigation; Investigations. As of the date of this Agreement, there is no action, suit or proceeding, claim, arbitration, litigation or investigation by or before any Governmental Entity (each, an “Action”) pending or, to the Knowledge of the Company, threatened (A) against or specifically affecting the Company or any of its Subsidiaries or (B) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Knowledge of the Company, as of the date of this Agreement no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a valid basis for any material Action. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against any current or, to the Knowledge of the Company, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. As of the date of this Agreement, there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. As of the date of this Agreement, there is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. There has not been since January 1, 2000, and as of the date of this Agreement there are not, any internal investigations or inquiries being conducted by the Company, its Board of Directors or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, Orders and approvals of all Governmental Entities (the “Permits”) that are necessary to the lawful operation of the respective business of the Company and its Subsidiaries, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of all such Permits, except where the failure so to maintain such Permits or so to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice between June 1, 2003 and the date of this Agreement to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Permits or any such Laws or Orders, except any such notice that has been withdrawn or with respect to which the noncompliance described therein has been cured in all material respects.

(j) Absence of Changes in Benefit Plans; Employment Matters.

(i) Except as expressly permitted or required by this Agreement, since May 31, 2005, there was no adoption or amendment in any material respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) of:

(A) other than the termination of the ESPP, any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, “Equity Benefit Plans”);

(B) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (together, “ERISA Benefit Plans”); or

(C) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written) that is not governed by ERISA (together, “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member. Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, (i) each of the employees of the Company and any Controlled Group Member is employed at will, and (ii) there exist no employment (except employment-at-will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand that contain any continuing rights or obligations by any party thereto.

(ii) Section 3.1(j)(ii) of the Disclosure Schedule sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any Subsidiary is a party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of Options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company or the termination of any Person’s service or employment relationship with the Company or its Subsidiaries in connection therewith. Complete and accurate copies of the plans, programs, Contracts or arrangements listed in Section 3.1(j)(ii) of the Disclosure Schedule, including all amendments thereto, have been delivered or Made Available to Parent.

(k) Contracts.

(i) Section 3.1(k)(i) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has delivered or Made Available to Parent true and correct copies of:

(A) all Contracts of the Company or any of its Subsidiaries that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such report was filed by the Company with the SEC on the date of this Agreement);

(B) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to restrict the ability of Parent or any of its Subsidiaries) to compete or engage in any significant business practice with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services in any material respect, including Contracts with “most favored customer” pricing provisions;

(C) all Contracts (including employment, consulting, bonus, compensation, severance, or retention Contracts) of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services have been terminated;

(D) all Contracts of the Company or any of its Subsidiaries pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property of the Company or any of its Subsidiaries other than licenses granted to distributors, resellers and customers in the Ordinary Course of Business and non-exclusive immaterial Contracts;

(E) all Contracts of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property of any third Person that are embodied in or incorporated into any of the Company’s products (excluding any licenses for software that is “shrink-wrap” software or similar commercially available end-user licenses);

(F) all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party that result in the creation of a separate legal entity;

(G) all Contracts of the Company or any of its Subsidiaries involving the lease of real property with an annual payment of greater than $10,000;

(H) all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person; and

(I) all powers of attorney and Contracts and arrangements of the Company or any of its Subsidiaries pursuant to which the Company or any Subsidiary of the Company has any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any material capital maintenance or similar agreements or arrangements.

(ii) Each Contract (x) referenced in Sections 3.1(k)(i)(A) through (I) above (notwithstanding any disclosures contained in Sections 3.1(k)(i)(A) through (I) of the Disclosure Schedule), and (y) that is a customer or supply Contract (excluding purchase orders given or received in the Ordinary Course of Business) under which the Company or any Subsidiary of the Company paid or received in excess of $500,000 for the fiscal year ended May 31, 2005 or, based on information as of the date of this Agreement, is reasonably expected to pay or receive in excess of $500,000 for the fiscal year ended May 31, 2006 (collectively, “Material Contracts”), is in full force and effect as of the date of this Agreement (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has performed all of its material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) The Company has delivered or Made Available all Contracts of the Company or any of its Subsidiaries containing “standstill” or similar provisions that purport, after the Effective Time, to restrict any Affiliate of the Company that would include Parent or any of its Subsidiaries or Affiliates.

(l) Breach of Contract. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause a material breach in any of the Material Contracts and no approval or consent of any other party to any of the Material Contracts is required in order for those Material Contracts to continue in effect after the consummation of the Merger.

(m) Intellectual Property.

(i) Section 3.1(m)(i) of the Disclosure Schedule lists all registered and material unregistered trademarks and applications therefor, registered trade names, registered service marks, registered copyrights and applications therefor, patents and patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, if owned by or licensed to the Company or any of its Subsidiaries and indicating whether owned by or licensed to the Company or any of its Subsidiaries. All patents, registered trademarks, registered trade names, registered service marks and registered copyrights held by the Company or any of its Subsidiaries are valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. There are no actions that are required to be taken by Company within one hundred twenty (120) days of the date of this Agreement with respect to any of the foregoing.

(ii) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, and solely with respect to that which is owned by the Company or its Subsidiaries free and clear of any Liens (other than Permitted Liens), all Intellectual Property used by or necessary for the Company to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, import and sale of products and technology and the performance of services.

(iii) None of the Company or any of its Subsidiaries has infringed upon, misappropriated any Intellectual Property or other proprietary information of any other Person. None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property of any other Person nor, to the Knowledge of the Company, is there a reasonable basis for any such claim. As of the date of this Agreement, none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, or proceeding with respect to any such infringement or misappropriation. To the Knowledge of the Company, as of the date of this Agreement no other Person has infringed upon or misappropriated any Intellectual Property owned by the Company or any of its Subsidiaries. Between June 1, 2000 and the date of this Agreement, none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party that remains pending as of the date of this Agreement, and to the Knowledge of the Company as of the date of this Agreement, there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has transferred title to, or granted any exclusive license with respect to, any material Intellectual Property that is used in the business of the Company or any Subsidiary as currently conducted.

(v) The Company has a policy of obtaining from each employee or consultant who is or was involved in the creation or development of any Intellectual Property of the Company an agreement containing an irrevocable assignment to the Company of the Intellectual Property created or developed by such employee, and, to the Knowledge of the Company, there are no material breaches of such policy. Each of the Company and its Subsidiaries has taken all reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants or independent contractors made prior to their employment by, or performance of services for, the Company and its Subsidiaries.

(vi) “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, models, and industrial designs, (B) marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) works of authorship, (D) trade secrets, know-how and confidential business information, (E) Software, (F) Internet domain names, (G) customer lists, and (H) documentation related to any of the foregoing, and includes all Intellectual Property Rights in and to the foregoing. “Intellectual Property Rights” means (i) patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (ii) trademarks, service marks, trade name rights and similar rights, (iii) rights associated with works of authorship, including copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions, or renewals thereof) and moral rights, (iv) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, and (v) publicity rights.

(n) Software.

(i) “Software” means any and all (w) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Company’s knowledge, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users.

(iii) The Company and its Subsidiaries own and possess source code for all Software owned by the Company or its Subsidiaries and own or have valid licenses for all Software incorporated in any Software of the Company or its Subsidiaries. Except for software development tools, development kits, bug fixes, error corrections and similar code licensed or otherwise provided in the Ordinary Course of Business, the source code of any of the Company’s Software and the data associated therewith have not been licensed or otherwise provided by the Company or its Subsidiaries to another Person (other than escrow arrangements in the Ordinary Course of Business), and have been safeguarded and protected as confidential and proprietary Company information.

(iv) “Open Source Materials” means any software or other material that is made generally available to the public, under license (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and any other similar “free software” or “open source” licenses) without requiring the payment of any fees or royalties. Neither the Company nor any of its Subsidiaries have incorporated Open Source Materials into, or combined Open Source Materials with, the Software distributed or marketed by the Company or its Subsidiaries, which Open Source Materials require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any Person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, nondiscrimination, and the withholding and payment of social security and other Taxes, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the Knowledge of the Company, threatened material charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

(ii) Set forth in Section 3.1(o)(ii) of the Disclosure Schedule is a list indicating the number of employees employed by the Company and each Subsidiary as of the date of this Agreement in each jurisdiction in which the Company or its Subsidiaries operates. Subject to the effect of any applicable employment Laws regarding notice pay and periods, no Person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

(p) Employee Benefit Matters. Set forth in Section 3.1(p) of the Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director, (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make material contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, summary plan descriptions (if any), standard form agreements representing awards (including the standard form of stock option agreement) granted thereunder, and all annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date of this Agreement. In addition:

(i) each Benefit Plan has been operated and administered in compliance with its terms in all material respects;

(ii) each Benefit Plan complies in all material respects, as applicable, with requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable Laws;

(iii) each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and nothing has occurred that could adversely affect such qualified status;

(iv) neither the Company nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or any “multiple employer plan” (within the meaning of Section 413 of the Code);

(v) no material “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(vi) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(vii) all contributions required to be made in connection with any Benefit Plan through the date of this Agreement have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(viii) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no Actions pending against the Company or any of its Subsidiaries with respect to any Benefit Plan, or, to the Knowledge of the Company as of the date of this Agreement, any circumstances which would reasonably be expected to give rise to any valid Action;

(ix) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed;

(x) neither the Company nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder;

(xi) except as set forth in Section 3.1(p)(xi) of the Disclosure Schedule, which specifies the payments which may in the Company’s best judgment constitute parachute payments under Section 280G of the Code on the basis of the assumptions described therein, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Company or any Controlled Group Member to which the Company or any Controlled Group Member is a party or by which Company or any Controlled Group Member is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code. Section 3.1(p)(xi) of the Disclosure Schedule lists each Person who Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code and the U.S. Treasury Regulation thereunder). Except as otherwise set forth in Section 3.1(p)(xi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status) will accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan, or increase the amount of compensation or benefits due any employee or former employee of Company. On the Closing Date, Company shall deliver a complete update to Section 3.1(p)(xi) of the Disclosure Schedule current as of that date;

(xii) Section 3.1(p)(xii) of the Disclosure Schedule sets forth a list of all Benefit Plans covering employees of the Company or any of its Subsidiaries and maintained by the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with their constituent documents and all applicable Laws in all material respects. There are no unfunded material liabilities under or in respect of the Foreign Plans, and all material contributions or other material payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date; and

(xiii) Section 3.1(p)(xiii) of the Disclosure Schedule sets forth a list of all plans, programs Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which the Company believes in good faith after consultation with outside counsel provide for the payment of deferred compensation subject to Section 409A of the Code (each a “Section 409A Plan”).

(q) Taxes.

(i) Each of the Company and its Subsidiaries has filed or caused to be filed on a timely basis all federal, state, local, foreign and other Tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it and has paid all federal, state, local, foreign and other taxes, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (each, a “Tax” and collectively, “Taxes”) with respect to the periods covered by, and shown to be due on, such Tax Returns. All Tax Returns filed by or on behalf of the Company and its Subsidiaries have been prepared in compliance with all applicable Laws, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(ii) No material deficiency in Taxes of the Company or any of its Subsidiaries for any period has been asserted by any Governmental Entity which remains unpaid at the date of this Agreement. Since May 31, 1999, no material Tax Returns of the Company or any of its Subsidiaries have ever been audited. As of the date of this Agreement, no inquiries or notices have been received by the Company or any of its Subsidiaries from a Government Entity with respect to possible claims for Taxes in any material amount that have not been resolved (and paid, if applicable) prior to the date of this Agreement, and the Company has no Knowledge that any such inquiry or notice is pending or threatened, and to the Knowledge of the Company, as of the date of this Agreement there is no basis for any additional claims or assessments for a material amount of Taxes. Neither the Company nor any of its Subsidiaries has agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company’s or any of its Subsidiaries’ Tax Returns including Taxes in any material amount pending or, to the Knowledge of the Company, threatened in writing. The Company has delivered or Made Available to Parent true and complete copies of all material income (or franchise) Tax Returns filed by it and any of its Subsidiaries for the fiscal years 2002, 2003 and 2004. Neither the Company nor any of its Subsidiaries is, or has been, the common parent or a member of any affiliated group of corporations filing a consolidated income Tax Return (other than a group the common parent of which was the Company) and is not a party to any Tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party in any material amount.

(iii) Adequate accruals and reserves have been made in the Company Financial Statements and the books and records of the Company and its Subsidiaries for the payment of all unpaid Taxes of the Company and its Subsidiaries for all periods through the respective dates thereof in accordance with GAAP.

(iv) The Company has not been liable for the payment of interest, penalties, or fines in relation to Taxes in a material amount during the past five years.

(v) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan with any employee or independent contractor that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of Tax Law). Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries have disclosed on their Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of a material Federal income Tax liability within the meaning of Section 6662 of the Code.

(r) Environmental Matters.

(i) Each of the Company and its Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as being conducted as of the date of this Agreement, and all such Environmental Permits are in full force and effect. None of the Company or its Subsidiaries has been notified by any Governmental Entity prior to the date of this Agreement that any Environmental Permits will be modified, suspended or revoked.

(ii) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. None of the Company or its Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law.

(iii) There are no pending or, to the Knowledge of the Company, past or threatened material Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of Law.

(iv) To the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries or predecessors that would reasonably be expected to form the bases of any material Environmental Claim against the Company or any of its Subsidiaries.

(v) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries or predecessors transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in a material Environmental Claim against the Company or any of its Subsidiaries.

(vi) To the Knowledge of the Company, there are no (A) underground storage tanks, active or abandoned, (B) polychlorinated-biphenyl-containing equipment or (C) asbestos-containing material, within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(vii) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by or on behalf of, or that are in the possession of, the Company or any of its Subsidiaries which have not been delivered or Made Available to Parent.

(viii) For purposes of this Agreement, the following defined terms shall apply:

(A) “Environmental Claims” means any and all actions, Orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(B) “Environmental Laws” means all Laws, Orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment or human health;

(C) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(D) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(E) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

(s) Assets in Good Condition. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(t) Insurance.

(i) Section 3.1(t) of the Disclosure Schedule sets forth as of the date of this Agreement (A) a list of all insurance policies, binders of insurance and fidelity bonds that cover the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (B) a list of all pending material claims and the claims history of material claims for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not maintained as of the date of this Agreement). There are no pending material claims under any of such Policies as to which to the Knowledge of the Company as of the date of this Agreement, coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(ii) Section 3.1(t)(ii) of the Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all material claims that were self-insured in the current year and the preceding three years.

(iii) As of the date of this Agreement, all material Policies are in full force and effect and are enforceable in accordance with their terms, and the consummation of the Merger will not, pursuant to the terms of such material Policy, give any party thereto a right to terminate such Policy.

(iv) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received prior to the date of this Agreement a notice of cancellation of any current Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such current Policy. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any material Policy or entitle any insurer to terminate or cancel any material Policy. To the Knowledge of the Company, as of the date of this Agreement there is no threatened termination of, or material premium increase with respect to, any material Policy and none of such Policies provides for retroactive material premium adjustments.

(u) Title to Properties.

(i) Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used in the conduct of its respective businesses and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company. All such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, other than Permitted Liens.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(v) Non-Arm’s Length Transactions. Except as disclosed in the Company SEC Documents:

(i) neither the Company nor any of its Subsidiaries has made any payment or loan (that is currently outstanding) to, or borrowed any monies from or is or has become otherwise indebted to, any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or, to the Knowledge of the Company, any Affiliate of any of the foregoing, except for (A) usual compensation paid in the Ordinary Course of Business, and (B) arrangements or obligations that have been terminated or fulfilled in full and are no longer outstanding or in effect;

(ii) except for Contracts made solely between the Company and any of its wholly-owned Subsidiaries or between any of the wholly-owned Subsidiaries of the Company, and except for Contracts of employment or relating to Options, benefits, severance or change of control payments (all of which change of control payments are set forth in the Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any Contract with any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or, to the Knowledge of the Company, any Affiliate of any of the foregoing; and

(iii) no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

(w) No Restrictions on Business. As of the date of this Agreement, there is no Order that has been entered against or is binding by its terms upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

(x) Opinion of Financial Advisor. The financial advisor to the Company, Morgan Stanley & Co. Incorporated, has delivered to the Company an opinion to the effect that as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Amount is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a copy of such opinion to Parent for informational purposes only.

(y) Brokers; Schedule of Fees.

(i) No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Morgan Stanley & Co. Incorporated, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or Made Available to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

(ii) Section 3.1(y)(ii) of the Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Morgan Stanley & Co. Incorporated and of the Company’s legal counsel and accountants) (assuming for the purposes of making such estimates that Parent and the Company receive early termination of the waiting period applicable to the Merger under the HSR Act).

(z) Suppliers and Customers. Between May 31, 2005 and the date of this Agreement, other than with regard to expiration of Contracts according to their terms or completion of performance of work, services, or other obligations according to the terms of any Contract, no material supplier or customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries. Between May 31, 2005 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any such supplier or customer intends to cancel or terminate its relationship with the Company or any of its Subsidiaries, and no such supplier or customer will be entitled to any material refund as a result of the consummation of the transactions contemplated by this Agreement.

(aa) Corporate Records and Designations. Section 3.1(aa) of the Disclosure Schedule sets forth as of the date of this Agreement (i) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe-deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto; (ii) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the employee Benefit Plans or related trusts; (iii) the names of all Persons having powers of attorney from the Company or its Subsidiaries and a statement of the terms thereof; and (iv) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

(bb) Immigration Matters. The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company or its Subsidiaries is permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274(A) of the Immigration Act.

(cc) Solvency. Neither the Company nor any of its Subsidiaries is unable to pay its debts as they become due, has suspended making payments on any of its debts by reason of actual or anticipated financial difficulties or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. The value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the liabilities of the Company and its Subsidiaries, taken as a whole (taking into account contingent and prospective liabilities). No Action, Order or Law is current in effect or binding upon the Company or any of its Subsidiaries requiring or permitting the Company or any of its Subsidiaries to postpone or not fulfill its obligations with respect to indebtedness.

3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where (i) the concept of qualification to do business or good standing is not recognized, and (ii) the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Authority; Noncontravention.

(i) The Board of Directors of Parent, at a meeting duly called and held, duly resolved (A) to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby (“Parent Board Approval”), (B) that it is in the best interests of Parent and its shareholders that Parent and Merger Sub enter into this Agreement, and that Parent enter into the Financing Agreements, and that Parent and Merger Sub consummate the Merger on the terms and subject to the conditions set forth herein and therein, (C) to convene an extraordinary general meeting of Parent (the “Parent General Meeting”) to approve, inter alia, the consummation of the Merger upon the terms of this Agreement and the allotment of ordinary shares of Parent by the Board of Directors of Parent pursuant to the rights issue of Parent, to be held as promptly as practicable after the date of this Agreement (the “Parent Board Recommendation”). The affirmative vote of a simple majority of those shareholders present at the Parent General Meeting or, if a poll is called, the affirmative vote of the holders of a majority of the votes cast at the Parent General Meeting (whether in person or by proxy) for such approval (together, the “Parent Shareholder Approval”) are the only votes of the holders of any class or series of share capital of Parent necessary to enable Parent to consummate the transactions contemplated by this Agreement and the Financing Agreements. No vote, other than the Parent Shareholder Approval, is required by Law, the memorandum and articles of association of Parent or otherwise in order for Parent to approve this Agreement or the Financing Agreements or to consummate the transactions contemplated hereby or thereby.

(ii) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement (and, with respect to Parent, the Financing Agreements) and to consummate the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements). Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.1(d)(i), the execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (except for the approval by the sole stockholder of Merger Sub, which approval Parent shall cause to be obtained immediately following the execution and delivery of this Agreement) and, subject to obtaining the Parent Shareholder Approval, no other board, shareholder or stockholder approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement or either of the Financing Agreements. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Financing Agreements have been duly executed and delivered by Parent, and each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(iii) The execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, and the consummation of the transactions contemplated by this Agreement (and, with respect to Parent, the Financing Agreements) and compliance by Parent and Merger Sub with the provisions of this Agreement (and, with respect to Parent, of the Financing Agreements), do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation, or give rise to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of Parent or Merger Sub under any provision of (A) the Memorandum and Articles of Association of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any Law or Order, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, or Liens that would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or either of the Financing Agreements.

(iv) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements) or the compliance with the provisions of this Agreement (and, with respect to Parent, of the Financing Agreements), except for (A) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) approval by the Financial Services Authority of the UK Prospectus, (D) approval of the United Kingdom Listing Authority for the listing of additional ordinary shares of Parent required to be allotted and issued by Parent pursuant to a rights issue of the Parent which is being undertaken to finance a portion of the consideration payable pursuant to Section 2.1(c) and the admission of such shares to the Official List of the United Kingdom Listing Authority, (E) approval by the London Stock Exchange plc for the admission to trading of such shares on the London Stock Exchange plc’s market for listed securities, and (F) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or either of the Financing Agreements.

(c) Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

(d) Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any other business activities other than in connection with the transactions contemplated by this Agreement and the Financing Agreements.

(f) Brokers. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries,

and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Deutsche Bank Securities, whose brokerage, investment banking, finders and financial advisory fees shall be paid by Parent).

(g) Financing Agreements. Parent has provided to the Company true and correct copies of the Financing Agreements as of the date of this Agreement. As of the date of this Agreement, there is no breach or default on the part of any party to either of the Financing Agreements, and as of the date of this Agreement Parent has no Knowledge that the financing contemplated by either of the Financing Agreements will not be obtained prior to the Effective Time. To Parent’s Knowledge, as of the date of this Agreement no fact, event or circumstance has occurred or otherwise exists that would reasonably be expected to entitle any of the parties to the Financing Agreements to terminate the applicable Financing Agreement or preclude or materially impede the performance by Parent of any of its covenants or agreements in the Financing Agreements or the satisfaction by Parent of any the conditions set forth in the Financing Agreements in any material respect.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business. Except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld with respect to the matters described in clauses (j), (k), (l), (n), (o), (p), (q) and (s) of this Section 4.1), (ii) as set forth in Section 4.1 of the Disclosure Schedule, (iii) as expressly permitted or required by this Agreement, or (iv) as may be required to comply with applicable Law or any Contract of the Company or any of its Subsidiaries that has been disclosed in the Disclosure Schedule, between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), (A) the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (x) operate their respective businesses in the Ordinary Course of Business, (y) comply with applicable Laws in all material respects, and (z) preserve intact the assets, properties, Contracts and licenses of their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with them, and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the acceleration of Options in accordance with their terms, (ii) the acceleration of the final purchase date of the Offering Period under the ESPP, (iii) shares repurchased from employees or former employees of the Company or any of its Subsidiaries pursuant to elections made by employees or former employees to sell or otherwise transfer shares of Company Common Stock to the Company to satisfy withholding obligations, and (iv) unvested shares repurchased by the Company, at a price per share not greater than the purchase price originally paid for those shares, from employees or service providers of the Company or any of its Subsidiaries in connection with the termination of their employment with or service to the Company or its Subsidiaries;

(c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d) (i) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or similar rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or similar rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement, or (ii) issue any unvested shares of Company Common Stock or other securities subject to repurchase by the Company or other forfeiture provision unless permitted by the terms of the applicable agreement for such Option as in effect on the date of this Agreement, other than, in the case of (i) and (ii), (A) the issuance of Options under one or more of the Stock Plans in the Ordinary Course of Business to purchase up to an aggregate of 250,000 additional shares of Company Common Stock during the Pre-Closing Period and the issuance of shares of Company Common Stock pursuant to the exercise of those Options, provided that such Options are granted with an exercise price per share not less than the fair market value per share of Company Common Stock on the grant date, become exercisable and vest on a schedule of monthly over 48 months and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement, (B) the issuance of shares of Company Common Stock upon the exercise of outstanding Options pursuant to their terms, (C) as a result of the exercise of outstanding purchase rights under the ESPP or (D) as a result of the transactions contemplated hereby);

(e) amend or propose to amend its Certificate of Incorporation or Bylaws (or similar organizational documents);

(f) directly or indirectly acquire or agree to acquire, or obtain any direct or indirect interest in, all or substantially all of the assets constituting a business or any Person or division thereof, whether by merger, consolidation, purchasing of assets or capital stock, or pursuant to any other form of transaction;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets or any interest therein, except in the Ordinary Course of Business;

(i) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings in the Ordinary Course of Business or transactions between the Company and Parent or between the Company and any of its wholly-owned subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company and other than Eligible Investments;

(j) make any capital expenditures that, when added to all other capital expenditures made on behalf of the Company and its Subsidiaries during the Pre-Closing Period exceed the total amount budgeted for capital expenditures by the Company during the Pre-Closing Period through the date of the proposed capital expenditure as set forth in the capital expense budget Made Available to Parent;

(k) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business as required by applicable Law, Order or decision or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Company Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Company Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business;

(l) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any material Contract to which the Company or any Subsidiary thereof is a party;

(m) (i) except as otherwise required to comply with any Benefit Plans existing on the date of this Agreement that have been disclosed in Section 3.1(p) of the Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement; provided, however, that the Company may make its regular and scheduled increases to compensation, bonus and benefit plans, payments and arrangements with current employees and employees hired in accordance with this Section 4.1, in the Ordinary Course of Business on substantially the same schedule as previously implemented by the Company;

(n) hire any additional employees or retain any additional consultants other than in the Ordinary Course of Business;

(o) maintain insurance in a manner or coverage amount materially inconsistent with past practice;

(p) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(q) make or revoke or otherwise modify any material Tax election (including any election pertaining to net operating losses) or settle or compromise any material Tax liability, or change or make a request to any Governmental Entity to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(s) compromise or settle any pending material Action;

(t) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(u) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business; or

(v) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything to the contrary in Section 4.1, during the Pre-Closing Period the Company may, after providing notice to Parent in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations under any Contracts in effect as of the date of this Agreement that have been either Made Available to Parent or disclosed in the Company SEC Documents in accordance with the terms of such Contracts.

4.2 No Solicitation by the Company.

(a) Subject to Sections 4.2(b) and 4.2(c), except with respect to this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective directors, officers, employees and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, a “Representative”) to: (i) initiate, solicit, knowingly encourage or seek, directly or indirectly, the submission of any Third Party Proposal to the Company, any of its Subsidiaries or any of their respective Representatives; (ii) engage in any negotiations concerning, or provide any nonpublic information relating to the Company or any of its Subsidiaries to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into a Contract with any Person (other than the Company’s investment banking, legal or accounting firms or other advisors or consultants) relating to a Third Party Proposal or (v) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in connection with any Third Party Proposal. “Third Party Proposal” means any proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction from a Person other than Parent or its Affiliates or their respective Representatives (in their capacities as such). “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company or any of its Subsidiaries (which business or assets represent 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole); (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person (other than Parent or its Affiliates) acquiring beneficial ownership of 15% or more of the outstanding Company Common Stock; (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), in each such case in this clause (C) which would result in a Person (other than Parent or its Affiliates) acquiring beneficial ownership of (i) 15% or more of the outstanding Company Common Stock or (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries; or (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power of the outstanding Company Common Stock.

(b) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may furnish information to, enter into discussions or negotiations with and cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal from, a Person (or a Representative of a Person) who has made a written bona fide Third Party Proposal not solicited in violation of Section 4.2(a) if, and only if, the Board of Directors of the Company has (i) determined (after receiving the advice of a financial advisor of nationally recognized reputation) that such Third Party Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) determined (after receiving the advice of the Company’s outside legal counsel) that, in light of such Third Party Proposal, the failure to take such actions would be reasonably likely to result in a breach of its fiduciary obligations to the Company or the Company’s stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least 24 hours prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement containing terms relating to confidentiality that are no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall furnish contemporaneously to Parent all nonpublic information provided to the Person who has made the Third Party Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent reasonably informed as to the status of any discussions with the Person that made the Third Party Proposal and its Representatives regarding such Third Party Proposal. Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in connection with any Third Party Proposal that has resulted, directly or indirectly, from a breach of Section 4.2(a) or Section 4.2(e). “Superior Proposal” means a written bona fide Third Party Proposal not solicited in violation of Section 4.2(a) pursuant to which a Person (or its stockholders) would own, if consummated, at least 75% of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 75% of all the assets of the Company and its Subsidiaries taken as a whole on terms that the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger, and taking into account the terms and conditions of the Third Party Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation. In addition to the obligations of the Company set forth in this Section 4.2(b), the Company shall promptly, but in no event later than 24 hours after any officer or director of the Company becomes aware that any Third Party Proposal has been received by the Company, or any inquiry or request for information that the Company believes would reasonably be expected to lead to a Third Party Proposal has been received by the Company, advise Parent in writing of (i) any such Third Party Proposal, (ii) any inquiry or request for information that the Company reasonably believes could lead to a Third Party Proposal, and (iii) the terms and conditions of any such Third Party Proposal, request or inquiry and the identity of the Person making the Third Party Proposal, inquiry or request. The Company shall keep Parent informed in all material respects on a timely basis of any material change in the status of, or any material modification or material amendment to, any Third Party Proposal. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may provide any nonpublic information relating to the Company or any of its Subsidiaries to, and engage in substantive discussions with, any of its Representatives relating to any Third Party Proposal (other than, except as otherwise expressly permitted by this Section 4.2, any individual Representative who, to the Knowledge of the Company, has a direct or indirect material interest in such Third Party Proposal other than as a result of being a Representative or security holder of the Company).

(c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Company Stockholder Approval (such recommendation being referred as the “Company Board Recommendation“) and, in the case of a tender or exchange offer by a Person other than Parent and its Affiliates made directly to the Company’s stockholders, recommending that the Company’s stockholders accept the tender or exchange offer (each, a “Change of Company Recommendation”) if, prior to the Company Stockholders Meeting, the Board of Directors of the Company determines in good faith (after receiving the advice of its outside legal counsel) that the failure of the Board of Directors to effect a Change of Company Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Law.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Company Recommendation unless specifically permitted pursuant to the terms of Section 4.2(c).

(e) The Company (i) shall, and shall cause its Subsidiaries and Representatives to, cease existing discussions or negotiations with any Persons with respect to a Third Party Proposal made by such Person as of the date of this Agreement, and (ii) shall instruct any third party in possession of confidential information about the Company that was furnished by or on behalf of the Company with respect to any Third Party Proposal within the twelve months prior to the date of this Agreement to return or destroy all such information unless such third party (and its Representatives) has already been so instructed, subject to the terms of any existing confidentiality or nondisclosure agreement between the Company and such third party.

4.3 ESPP. All purchase rights under the ESPP outstanding on the earlier of (a) March 31, 2006 and (b) the day immediately prior to the Effective Time (such earlier date, the “ESPP Purchase Date”), shall automatically be exercised, in accordance with the terms of the ESPP and resolutions of the Board relating thereto, on the ESPP Purchase Date, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the consideration payable pursuant to Section 2.1(c). No further purchase rights shall be granted or exercised under the ESPP thereafter.

4.4 Rights Agreement. Except as provided in this Agreement, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

4.5 Employee Benefit Matters.

(a) Unless Parent delivers written notice to the Company no later than five Business Days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan.

(b) As soon as reasonably practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time (“Continuing Employees”) with substantially similar types and levels of ERISA Benefit Plans as those provided to similarly situated employees of Parent. With regard to any Equity Benefit Plan and any ERISA Benefit Plan for which service with Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its Equity Benefit Plans and ERISA Benefit Plan to treat the service of the Continuing Employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Promptly following the date of this Agreement, the Company shall deliver to Parent a true and correct schedule setting forth such service for each employee of the Company. Parent shall use commercially reasonable efforts to ensure that no

Continuing Employee, nor any eligible dependents of a Continuing Employee who, at the Effective Time, are participating in the Company group health plans, shall be excluded from Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Parent shall use commercially reasonable efforts to ensure that Continuing Employees are given credit for amounts paid under a Benefit Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments, and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of a similar Benefit Plan maintained by Parent for the plan year in which the Effective Time occurs. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit that is not permitted under the terms of Parent’s Equity Benefit Plans and ERISA Benefit Plans.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Other Board Actions.

(a) As promptly as practicable, but using its commercially reasonable efforts to do so within seven days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent agrees to provide the Company with such cooperation in connection with the preparation of the Proxy Statement as may be reasonably requested in writing by the Company. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide to Parent copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after all such SEC comments have been resolved and the Proxy Statement has been cleared by the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response, (ii) shall consider the reasonable comments of Parent and its advisors with respect to such document or response, and (iii) shall consult with Parent as to the timing of the filing and mailing of the Proxy Statement or any related responses to the SEC.

(b) The Company shall, as promptly as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, subject to its rights under Section 4.2. Subject to the Company’s rights under Section 4.2, the Board of Directors of the Company shall recommend to the stockholders of the Company that they adopt this Agreement and include the Company Board Recommendation in the Proxy Statement. The Company shall cause the

Company Stockholders Meeting to be held as promptly as practicable following the clearance of the Proxy Statement by the SEC.

(c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(d) The Company may retain an agent, on terms or conditions reasonably acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Company Stockholders Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 7.1(c) or any termination pursuant to which a Company Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five days of a written request by the Company for reimbursement.

(e) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.2 Parent General Meeting; Other Actions.

(a) Subject to any applicable Laws and regulations, Parent shall promptly prepare and use its commercially reasonable efforts to post, as soon as practicable following the date of this Agreement, the UK Prospectus. The Company agrees to provide Parent with such cooperation in connection with the preparation of the UK Prospectus as may be reasonably requested in writing by Parent. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to accomplish the foregoing within seven days following the date of this Agreement, and Parent agrees that it will:

(i) consult with the Company in a reasonably timely manner as to the form and content of the UK Prospectus;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the UK Prospectus shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 5.2(a)(ii); and

(iv) convene the Parent Shareholder Meeting and conduct the vote to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby as soon as reasonably practicable following the posting of the UK Prospectus.

(b) Subject to Section 5.2(c), Parent agrees that the UK Prospectus shall incorporate a unanimous recommendation from Parent’s Directors to Parent’s shareholders to vote in favor of the shareholder resolutions necessary to effect the Merger.

(c) Nothing in this Agreement shall prevent the Parent Directors from withdrawing or modifying or proposing to withdraw or modify their recommendation in favor the Parent Shareholder Approval (a “Change of Parent Recommendation”) if, in the exercise of their fiduciary obligations (as determined in good faith by the Parent Directors) the failure to take such actions would be reasonably likely to result in a breach of the Parent Directors’ fiduciary obligations.

(d) If Parent is required to issue any supplementary prospectus pursuant to section 87G of the Financial Services and Markets Act 2000 (the “Supplementary Prospectus”), Parent shall notify the Company as soon as reasonably practicable of such requirement and shall:

(i) consult with the Company as to the form and content of all the documentation relating to the supplementary prospectus relating to the Merger;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the Supplementary Prospectus shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger; and

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 5.2(d)(ii).

(e) Parent agrees that none of the information included or incorporated by reference in the UK Prospectus or any Supplementary Prospectus will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the UK Prospectus or any Supplementary Prospectus is filed with the United Kingdom’s Financial Services Authority or mailed to Parent’s shareholders or at the time of the Parent General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made in the UK Prospectus or any Supplementary Prospectus based on information supplied by the Company in writing expressly for inclusion in the UK Prospectus or any Supplementary Prospectus. The UK Prospectus and any Supplementary Prospectus will comply as to form in all material respects with the requirements of the Prospectus Rules and the Listing Rules of the United Kingdom Listing Authority made pursuant to the Financial Services and Markets Act.

5.3 Access to Information; Confidentiality; Cooperation with Financing.

(a) During the Pre-Closing Period, the Company shall provide, and shall cause its Subsidiaries and their respective Representatives, to provide, to Parent and to the Representatives of Parent, reasonable access during normal business hours without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records (to the extent reasonably available) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (i) a copy of each report, schedule, form, statement and other document filed by it, or correspondence or other written communications received by it, from a Governmental Entity during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would (a) result in the disclosure of any trade secrets of third parties, (b) violate any contractual obligation of the Company with respect to confidentiality, (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (d) violate any Law. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of that certain letter agreement dated October 3, 2005 (the “Confidentiality Agreement”).

(b) During the Pre-Closing Period, the Company shall provide, and shall cause its Subsidiaries and their respective officers, employees, representatives and advisors, including legal and accounting, to provide, to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(c), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(c); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

5.4 Regulatory Approvals; Further Actions.

(a) Each of Parent, Merger Sub and the Company shall promptly apply for, and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the use of commercially reasonable efforts to cause the conditions in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing, each of Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall use its commercially reasonable efforts to comply promptly with any such inquiry or request. No Party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any filings, applications, investigations, or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which shall be limited to outside antitrust counsel only). Parent will consult with the Company in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Government Entity that are prepared in connection with obtaining the clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, (i) if the taking of the particular action would have (or would reasonably be expected to have) a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Surviving Corporation or Parent, after the Merger, Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Surviving Corporation or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Parent and its Affiliates shall have no obligation to contest, in an administrative proceeding or in court, any ruling, Order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

(d) Parent and the Company shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable date. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

5.5 Takeover Statutes. Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each Party and their respective Board of Directors shall use reasonable efforts to promptly grant such approvals and take such lawful actions as are necessary so that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use reasonable efforts to take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

5.6 Public Announcements. Unless otherwise required by applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Third Party Proposal or with respect to any withholding, withdrawal, amendment, modification or change of the Company Board Recommendation. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

5.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability or exculpation existing in favor of the current and former directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any of the Company’s Subsidiaries, or in any other indemnification agreements between such individuals and either the Company or any of its Subsidiaries, that are in effect prior to the date of this Agreement, and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts existing or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an aggregate amount as set forth on Schedule 5.7(b), which amount equals 250% of the current aggregate annual premiums paid by the Company for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation during such six-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount. In lieu of the foregoing, Parent shall be entitled to purchase a tail policy providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to former officers and directors of the Company as the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, covering the period of six years after the Effective Time.

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.8 Stock Plans.

(a) At the Effective Time, each Lower Priced Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be assumed by Parent in accordance with the following provisions:

(i) Each such Lower Priced Option so assumed by Parent under this Agreement (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Stock Plan under which it was granted and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Section 5.8 of the Disclosure Schedule, neither the Merger nor the transactions contemplated by this Agreement will terminate any of the outstanding Lower Priced Options under the Stock Plans which are to be assumed hereunder or accelerate the exercisability or vesting of those Options or the Parent Ordinary Shares which will be subject to those Assumed Options upon Parent’s assumption of the Lower Priced Options in the Merger. It is the intention of the Parties that the Options assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent those Assumed Options qualified as incentive stock options prior to the Effective Time.

(ii) None of the Higher Priced Options outstanding immediately prior to the Effective Time shall be assumed by Parent. Accordingly, each such Higher Priced Option, whether or not then vested or exercisable, shall automatically terminate at the Effective Time without any required action of the Company or any Subsidiary or any required consent or approval of the holder of the terminated Option and without any cash or other consideration payable to the holder of the cancelled Option in connection with the cancellation of that Option (subject to any right of the holder of such Option to exercise such Option prior to the Effective Time), and the holder shall thereupon cease to have any further right to acquire any shares of Company Common Stock (and shall not obtain any right to acquire any Parent Ordinary Shares) under such terminated Option.

(b) For purposes of this Agreement, (i) “Option Exchange Ratio” shall be equal to the quotient obtained by dividing the Per Share Amount by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the volume weighted average selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange on the last trading day preceding the Closing Date (as converted to U.S. Dollars at the Currency Exchange Rate as quoted in the New York edition of The Wall Street Journal on the Effective Time).

(c) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

5.9 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of (i) any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, (A) has caused or would reasonably be expected to have, a Material Adverse Effect on the Company, or (B) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement, (ii) any written notice (or other communication to any officer of the Company or any of its Subsidiaries) from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (iii) any written notice (or other communication of which any officer of the Company or any of its Subsidiaries becomes aware) from any Governmental Entity in connection with the Merger, or (iv) the pendency or existence of any fact, event or circumstance that, if pending or in existence on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1(h); provided, however, that (x) the delivery of any notice pursuant to this Section 5.9(a) shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 5.9(a) shall not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty of the Company; provided, further, that the failure to deliver any notice pursuant to this Section 5.9(b) shall not be considered in determining whether the condition set forth in Section 6.2(b) has been satisfied (and consequently whether Parent may terminate this Agreement pursuant to Section 7.1(c)).

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of (i) any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, would cause or constitute a material breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement, (ii) any written notice (or other communication of which any officer of Parent becomes aware) from any third party alleging that the consent of such third party is or may be required in connection with the Merger, or (iii) any written notice (or other communication to any officer of Parent or any of its Subsidiaries) from any Governmental Entity in connection with the Merger or the transactions contemplated by the Financing Agreements; provided, however, that (x) the delivery of any notice pursuant to this Section 5.9(b) shall not limit or otherwise affect any remedies available to the Company or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 5.9(b) shall not be deemed to constitute an exception to any representation or warranty of Parent or Merger Sub; provided, further, that the failure to deliver any notice pursuant to this Section 5.9(b) shall not be considered in determining whether the condition set forth in Section 6.3(b) has been satisfied (and consequently whether the Company may terminate this Agreement pursuant to Section 7.1(e)).

5.10 Operations of Merger Sub. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any other business activities other than in connection with the transactions contemplated hereby and the obtaining of financing for the consideration payable pursuant to Section 2.1(c).

5.11 Financing Agreements. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Underwriting Agreement or amend or modify any term of the Underwriting Agreement or agree to or permit any termination of the Underwriting Agreement or any amendment or modification to any term of the Underwriting Agreement, waive any provision or remedy under the Underwriting Agreement, or fail to enforce any of its rights or remedies under the Underwriting Agreement. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Loan Agreement or amend or modify any term of the Loan Agreement or agree to or permit any termination of the Loan Agreement or any amendment or modification to any material term of the Loan Agreement, waive any material provision or material remedy under the Loan Agreement, or fail to enforce any of its material rights or material remedies under the Loan Agreement if any such action or failure to take action would preclude or materially impede the consummation of the transactions contemplated by this Agreement. Parent shall keep the Company informed in all material respects on a timely basis of any material modification or material amendment to either of the Financing Agreements. Parent shall notify the Company promptly (and in any event within two Business Days) of Parent having Knowledge of (i) any inaccuracy in any representation or warranty in the Financing Agreements of Parent or any other party to the Financing Agreements, (ii) any breach of any covenant or agreement in either of the Financing Agreements by Parent or any other party to either of the Financing Agreements, (iii) the expiration, termination, modification or amendment of the Financing Agreements, (iv) the existence of any fact, event or circumstance that, individually or in the aggregate with all other facts, events or circumstances, has had or would reasonably be expected to have an adverse effect on Parent’s ability to obtain the financing contemplated by the Financing Agreements, and (v) any proposal by any party to a Financing Agreement to terminate, modify or amend such Financing Agreement in any material respect. Parent shall use its reasonable best efforts to (i) satisfy all funding conditions set forth in the Financing Agreements, (ii) consummate the financings contemplated by the Financing Agreements, including by complying with all reasonable requests or requirements of the other parties to the Financing Agreements, (iii) perform all of its obligations under the Financing Agreements, and (iv) not commit any breach of or otherwise cause or permit any default under the Financing Agreements.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or written waiver by the Parties, on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect, where the violation of such Order or injunction that would occur if the Merger were consummated would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

(e) Admission. If Admission (defined as admission to both listing and trading (as referred to in Section 3.2(b)(iv)(C) and (D) hereof)) shall have occurred, at least 30 days shall have elapsed since the date of Admission.

6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or written waiver by Parent, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The Company Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any Company Specified Representation is expressly made as of an earlier date, in which case such Company Specified Representation shall have been accurate in all material respects as of such earlier date); (ii) the Company Other Representations, disregarding the phrase “in all material respects” or any Material Adverse Effect qualifications contained in the Company Other Representations, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any Company Other Representation is expressly made as of an earlier date, in which case such Company Other Representation shall have been accurate in all respects as of such earlier date); provided, however, that any inaccuracies in the Company Other Representations shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect. There shall not have been any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Maintenance of Cash Position. If the Closing occurs before February 1, 2006, Parent shall have received (i) evidence, in form and substance reasonably satisfactory to it that the Company and its Subsidiaries collectively hold at least $175,000,000 in cash, marketable securities and other Eligible Investments, and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the matters referenced in (i).

(e) Other Deliveries. The Company shall have delivered or caused to be delivered to Parent:

(i) a true and correct copy of the Certificate of Merger, duly executed by the Company; and

(ii) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of the Delaware Secretary of State certifying the good standing of the Company in Delaware as of a recent date, (C) a true and correct copy of the resolutions constituting the

Company Board Approval and the Company Stockholder Approval and (D) as to incumbency matters.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver by the Company, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The Parent Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any Parent Specified Representation is expressly made as of an earlier date, in which case such Parent Specified Representation shall have been accurate in all material respects as of such earlier date); (ii) the Parent Other Representations, disregarding the phrase “in all material respects” or any Material Adverse Effect qualifications contained in the Parent Other Representations, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any Parent Other Representation is expressly made as of an earlier date, in which case such Parent Other Representation shall have been accurate in all respects as of such earlier date); provided, however, that any inaccuracies in the Parent Other Representations shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the transactions contemplated hereby; and (iii) the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing in all material respects, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, Chief Financial Officer or Senior Vice President of Parent to such effect.

6.4 Financing Agreements. Parent and Merger Sub agree and acknowledge that, notwithstanding anything in this Agreement or the Financing Agreements to the contrary, following the time at which Parent obtains the Parent Shareholder Approval (the “Specified Time”), (a) the respective obligations of Parent and Merger Sub to effect the Merger will not be subject to the consummation of any of the transactions contemplated by either of the Financing Agreements or to Parent obtaining any of the financing contemplated thereby, and (b) neither Parent nor Merger Sub shall have any right to terminate this Agreement on account of the termination of either of the Financing Agreements or the failure of Parent to obtain any of the financing contemplated thereby or any other financing necessary to enable Parent to pay the consideration payable pursuant to Section 2.1(c).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after

Company Stockholder Approval or the Parent Shareholder Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company duly authorized by each of their respective Boards of Directors;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by April 15, 2006; provided, however, that (A) if on April 15, 2006 the condition set forth in Sections 6.1(c) shall not have been satisfied, either Parent or the Company shall have the right, in its sole discretion by providing notice to the other, to extend the date referred to above in this clause (i) to June 30, 2006 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i), shall be referred to in this Agreement as the “End Date”), and (B) the right to terminate this Agreement under this Section 7.1(b)(i) and the right to extend the End Date under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the End Date was attributable to the failure of such Party (or, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement;

(ii) if any Legal Restraint the existence of which would cause the condition set forth in Section 6.1(d) not to be satisfied shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the imposition of such Legal Restraint was attributable to the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any Party if the failure to obtain the Company Stockholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement; or

(iv) if the Parent Shareholder Approval shall not have been obtained at the Parent General Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to any Party if the failure to obtain the Parent Shareholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement;

(c) by Parent if the Company shall have breached any of its covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become inaccurate and in each case is incapable of being cured, or has not been cured, within 20 days after Parent’s giving written notice to the Company of such breach or inaccuracy, which breach or inaccurate representation or warranty would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) (a “Company Material Breach”) (provided that there is not then pending any Parent Material Breach);

(d) by Parent if (a) any director or officer of the Company shall have materially breached, or shall have directly or indirectly induced or knowingly encouraged any other Representative of the Company to materially breach, any of the provisions set forth in Section 4.2(a) or Section 4.2(e), or (b) there shall have occurred a Company Triggering Event (for purposes of this Agreement, “Company Triggering Event” means: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or any Change of Company Recommendation by the Company; (ii) the failure of the Company to include in the Proxy Statement the Company Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have adopted a resolution approving, endorsing or recommending any Third Party Proposal; (iv) a tender or exchange offer relating to an Acquisition Transaction shall have been commenced and the Company shall not have sent to its stockholders, within 10 Business Days after such tender or exchange offer is publicly announced, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a Third Party Proposal is publicly announced, and the Company fails to publicly announce its opposition to such Third Party Proposal within 10 Business Days after such Third Party Proposal is publicly announced, provided that any right to terminate pursuant to this clause (v) must be exercised, if at all, by Parent within 30 days of the expiration of such 10-Business Day period; or (vi) the Company resolves (by resolution of its Board of Directors) or proposes publicly to take any actions described in clauses (i) through (v) above in response to such Third Party Proposal);

(e) by the Company, if Parent or Merger Sub shall have breached any of its covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become inaccurate and in each case is incapable of being cured, or has not been cured, within 20 days after the Company’s giving written notice to Parent of such breach or inaccuracy, which breach or inaccuracy would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) (a “Parent Material Breach”) (provided that there is not then pending any Company Material Breach);

(f) by the Company, prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company authorizes the Company, to the extent permitted by the terms of this Agreement, to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal; provided, however, that the Company shall have paid the Company Termination Fee to Parent pursuant to Section 7.3(b); provided, further, that (i) such Superior Proposal did not result, directly or indirectly, from a breach of Section 4.2(a) or Section 4.2(e), (ii) the Company notifies Parent, in writing and at least 72 hours prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal, attaching the most current version of such agreement executed on behalf of the Person proposing such Acquisition Transaction and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, and subject to no additional conditions to execution other than the condition that this Agreement be terminated, (iii) Parent does not make prior to such termination (and keep open for the remaining period referred to in clause (ii) above) a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions to execution) that the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of the Company’s financial advisor) is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

(g) by the Company if there shall have occurred (i) the failure of the Board of Directors of Parent to recommend that Parent’s shareholders vote to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby, or any Change of Parent Recommendation by Parent; or (ii) the failure of Parent to include in the UK Prospectus the Parent Board Approval or the Parent Board Recommendation; or

(h) by Parent or the Company, prior to the Specified Time, if either (i) the Underwriting Agreement shall have been terminated for any reason (provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h)(i) if such termination of the Underwriting Agreement occurred with the consent, approval or concurrence of Parent), or (ii) UBS Limited shall have breached its obligations under the Underwriting Agreement in a manner that has prevented Parent from obtaining, or would reasonably be expected to have a material adverse effect on the likelihood of Parent obtaining, the financing contemplated by the Underwriting Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than this Section 7.2, Section 7.3 and Article 8; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from (a) any breach of any covenant contained in this Agreement by such Party prior to such termination or (b) any willful breach of such Party’s representations and warranties in this Agreement.

7.3 Fees and Expenses.

(a) Subject to Sections 7.3(b) and 7.3(c), all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing the Proxy Statement with the SEC and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.

(b) The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $12,000,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent terminates this Agreement pursuant to Section 7.1(d), the Company shall pay Parent the Company Termination Fee in full on the first Business Day following the date of such termination;

(ii) if (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii) (B) prior to any such termination but following the date of this Agreement any Person shall have publicly announced a Third Party Proposal, and such Third Party Proposal shall not have been withdrawn, and (C) within twelve months following the termination of this Agreement an Acquisition Transaction is consummated (provided that for this purpose, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%), the Company shall pay Parent the Company Termination Fee prior to (or contemporaneously with) the consummation of such Acquisition Transaction; or

(iii) if the Company terminates this Agreement pursuant to Section 7.1(f), the Company shall pay Parent the Company Termination Fee prior to such termination.

(c) Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, a fee equal to $6,740,589 (the “Parent Termination Fee”) as follows:

(i) if this Agreement is terminated pursuant to Section 7.1(h); provided, however, that no Parent Termination Fee shall be payable pursuant to this Section 7.3(c)(i) in the case of a termination of this Agreement pursuant to Section 7.1(h)(i) based on a termination of the Underwriting Agreement by UBS Limited if such termination of the Underwriting Agreement results from a breach of any representation, warranty, covenant or agreement of Parent made in the Underwriting Agreement that is related to the business, assets or operations of the Company or any of its Subsidiaries and is based upon a breach by the Company of any representation, warranty, covenant or agreement made in this Agreement; or

(ii) if the Company terminates this Agreement pursuant to Section 7.1(g) and if, at the time of such termination, either UBS Limited or Parent shall have been entitled to terminate the Underwriting Agreement pursuant to the terms thereof; provided, however, that no Parent Termination Fee shall be payable pursuant to this 7.3(c)(ii) if UBS Limited was the sole party that had the right to terminate the Underwriting Agreement and such termination right resulted from a breach of any representation, warranty, covenant or agreement of Parent made in the Underwriting Agreement that is related to the business, assets or operations of the Company or any of its Subsidiaries and is based upon a breach by the Company of any representation, warranty, covenant or agreement made in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, no Parent Termination Fee shall be payable if payment of the Parent Termination Fee would violate the Laws of England and Wales or the London Stock Exchange plc.

(e) In the event that the Company fails to pay the Company Termination Fee when due, the Company will also pay the costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement. In the event that Parent fails to pay the Parent Termination Fee when due, Parent will also pay the costs and expenses of the Company in connection with a legal action to enforce this Agreement.

7.4 Amendment. This Agreement may be amended by the Parties at any time before or after Company Stockholder Approval or the Parent Shareholder Approval is obtained and before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after the Company Stockholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; provided, further, that after the Parent Shareholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Autonomy Corporation plc
Cambridge Business Park
Cowley Rd
Cambridge, CB4 0WS
United Kingdom
Facsimile: +44 (0) 1223 448041
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Market Street, Spear Tower
San Francisco, California 94105
Facsimile: (415) 442-1001
Attention: William A. Myers, Esq.

(b)	if to the Company, to:

Verity, Inc.
894 Ross Drive
Sunnyvale, CA 94089
Facsimile: (408) 542-2079
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Facsimile: (650) 849-7400
Attention: Timothy J. Moore, Esq.

8.3 Certain Definitions.

(a) For purposes of this Agreement the following definitions shall apply:

(i) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, United Kingdom.

(iii) “Company Other Representations” means the representations and warranties of the Company other than the Company Specified Representations.

(iv) “Company Specified Representations” means the representations and warranties contained in the first sentence of Section 3.1(a)(i) (as such sentence relates to the Company), Sections 3.1(b), 3.1(c)(i), 3.1(c)(ii), 3.1(c)(iii) and 3.1(c)(vi) (taken as a whole), and Sections 3.1(d)(i), 3.1(d)(ii), 3.1(d)(iv)(A), 3.1(d)(iv)(C) and the first sentence of Section 3.1(y).

(v) “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, license, guarantee, lease or other contract, binding commitment,

agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, in each case (A) whether oral or written, (B) that has not been terminated or which contains any continuing obligation or liability of any party thereto, and (C) including all amendments, modifications and waivers thereto.

(vi) “Eligible Investments” means any or all of the following: (A) direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America; (B) money market funds rated in the highest applicable category by Standard & Poors Ratings Group and Moody’s Investors Service; (C) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities; and (D) any other eligible investments as set forth in the Company’s Investment Policy Made Available to Parent.

(vii) “Knowledge” of (A) the Company means the actual knowledge of the executive officers of the Company; and (B) Parent means the actual knowledge of the executive officers of Parent.

(viii) “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

(ix) “Made Available” means that the subject documents were located in the electronic on-line data room organized by the Company in connection with the diligence investigation conducted by Parent.

(x) “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the outstanding securities of such Party; (ii) any failure by such Party to meet internal projections or forecasts or published revenue or earnings predictions; (iii) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees); (iv) any adverse effect that results from changes attributable to conditions affecting the industries in which such Party participates, the United States or United Kingdom economy as a whole, or foreign economies in any locations where such Party or any of such Party’s Subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such Party and its Subsidiaries taken as a whole); (v) any adverse effect that results from (A) any Party taking any action at the written request of the other Party, or (B) any Party taking any action required by this Agreement; or (vi) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.

(xi) “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

(xii) “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with their past practices, existing prior to the date of this Agreement; provided, however, that the failure of the Company or its Subsidiaries to have taken a particular action prior to the date of this Agreement shall not necessarily mean that such action, if taken during the Pre-Closing Period, is not consistent with the past practice of the Company and its Subsidiaries.

(xiii) “Parent Other Representations” means the representations and warranties of Parent other than the Parent Specified Representations.

(xiv) “Parent Specified Representations” means the representations and warranties contained in the first sentence of Section 3.2(a), and Sections 3.2(b)(ii), 3.2(b)(iii)(A), 3.2(b)(iii)(C), 3.2(e) and 3.2(f).

(xv) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party.”

(xvi) “Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the Ordinary Course of Business relating to obligations that are not delinquent or that are being contested in good faith by the Company and for which the Company has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) Liens that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

(xvii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(xviii) “Subsidiary” of a particular Person means another Person where the first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other voting interests in such other Person that is sufficient to enable such first Person to elect at least a majority of the members of such other Person’s board of directors or comparable governing body, or (b) if there are no such voting interests, at least 50% of the outstanding equity interests issued by such other Person.

(xix) “UK Prospectus” means the document which comprises (A) a circular prepared in compliance with the Listing Rules of the UK Listing Authority made under section 73A of the Financial Services and Markets Act 2000; and (B) a prospectus prepared in accordance with the Prospectus Rules to be issued by the Parent in connection with the acquisition of the Company and in connection with the rights issue of the Parent which is required to finance a portion of the consideration payable pursuant to Section 2.1(c).

(xx) “$” means United States dollars.

(b) In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

1997 Stock Plan	3.1(c)(ii)(A)
1996 Stock Plan	3.1(c)(ii)(C)
1997 Stock Plan	3.1(c)(ii)(D)
Acquisition Transaction	4.2(a)
Action	3.1(h)
Agreement	First Paragraph
Assumed Option	5.8(a)
Benefit Plans	3.1(p)(iv)
Certificate of Merger	1.2
Certificates	2.2(b)
Change of Company Recommendation	4.2(c)
Change of Parent Recommendation	5.2(c)
Closing	1.2
Closing Date	1.2
Code	3.1(p)(ii)
Company	First Paragraph
Company Board Approval	3.1(d)(iii)
Company Board Recommendation	4.2(c)
Company Common Stock	2.1(a)
Company Financial Statements	3.1(e)(ii)
Company Insiders	5.1(e)
Company Material Breach	7.1(c)
Company Preferred Stock	3.1(c)(i)
Company SEC Documents	3.1(e)(i)
Company Stockholder Approval	3.1(d)(ii)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.3(b)
Company Triggering Event	7.1(d)
Confidentiality Agreement	5.3(a)
Continuing Employees	4.5(b)
Controlled Group Member	3.1(j)(i)
Debt Obligations	3.1(k)(i)(H)
Delaware Secretary of State	6.2(e)(ii)
DGCL	Recitals
Directors Plan	3.1(c)(ii)(B)
Disclosure Schedule	3.1
Dissenting Shares	2.1(d)
DOJ	5.4(b)
Effective Time	1.2
End Date	7.1(b)(i)
Environmental Claims	3.1(r)(viii)(A)
Environmental Laws	3.1(r)(viii)(B)
Environmental Permits	3.1(r)(viii)(C)
Equity Benefit Plans	3.1(j)(i)(B)
ERISA	3.1(j)(i)(B)
ERISA Benefit Plans	3.1(j)(i)(B)
ESPP	3.1(c)(ii)(F)
Exchange Act	3.1(c)(iv)
Financing Agreements	Recitals
Foreign Plans	3.1(p)(xii)
FTC	5.4(b)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(v)
Hazardous Materials	3.1(r)(viii)(D)
Higher Priced Option	2.1(e)
HSR Act	3.1(d)(v)
Immigration Act	3.1(bb)
Intellectual Property	3.1(m)(vi)
Intellectual Property Rights	3.1(m)(vi)
Irrevocable Undertakings	Recitals
Legal Restraints	6.1(d)
Liens	3.1(b)
Loan Agreement	Recitals
Lower Priced Option	2.1(e)
Material Contracts	3.1(k)(ii)
Merger	Recitals
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.1(j)(i)(C)
Open Source Materials	3.1(n)(iv)
Option Exchange Ratio	5.8(b)
Options	3.1(c)(ii)
Parent	First Paragraph
Parent Board Approval	3.2(b)(i)
Parent Board Recommendation	3.2(b)(i)
Parent Fair Market Value	5.8(b)
Parent General Meeting	3.2(b)(i)
Parent Material Breach	7.1(e)
Parent Shareholder Approval	3.2(b)(i)

Parent Termination Fee	7.3(c)
Patents	3.1(m)(vi)
Paying Representative	2.2(a)
Payment Fund	2.2(a)
Per Share Amount	2.1(c)
Permits	3.1(i)
Policies	3.1(t)(i)
Pre-Closing Period	4.1
Proxy Statement	3.1(d)(v)
Release	3.1(r)(viii)(E)
Representative	4.2(a)
Rights Agreement	3.1(c)(i)
Sarbanes-Oxley Act	3.1(e)(vi)
SEC	3.1(d)(v)
SEC Financial Statements	3.1(e)(ii)
Section 409A Plan	3.1(p)(xiii)
Securities Act	3.1(e)(i)
Software	3.1(n)(i)
Specified Time	6.4
Stock Plan(s)	3.1(c)(ii)(E)
Superior Proposal	4.2(b)
Supplementary Prospectus	5.2(d)
Surviving Corporation	1.1
Takeover Statutes	3.1(d)(vi)
Tax(es)	3.1(q)(i)
Tax Returns	3.1(q)(i)
Third Party Proposal	4.2(a)
Underwriting Agreement	Recitals
Unvested Shares	2.2(h)
Voting Agreements	Recitals

8.4 Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement without express reference to any particular provision of this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.5 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article 2, and Section 5.7, are not intended to confer upon any Person other than the Parties any rights or remedies. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.2, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.2.

8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

8.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.10 WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other

Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.13 Obligations of Parent. Parent shall ensure that Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the performance of the covenants and obligations of Merger Sub and the Surviving Corporation under this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ SUSHOVAN HUSSAIN
Its:	Director

CRICK ACQUISITION CORP.

By:	/s/ ANDREW M. KANTER
Its:	Company Secretary

VERITY, INC.

By:	/s/ ANTHONY J. BETTENCOURT
Its:	CEO

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